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                                                                    EXHIBIT 1(a)


STATE OF ILLINOIS   )
                    )  SS
COUNTY OF COOK      )


Mary A. Ribikawskis, being duly sworn, deposes and says that she is Assistant Secretary of Continental Assurance Company, an Illinois insurance company; that the following is a true and correct copy of a resolution duly adopted by the Board of Directors of Continental Assurance Company at a meeting duly called and regularly held on the 2nd day of October, 1963, at which meeting a quorum was present, and that said resolution has not been amended or repealed and is now in full force and effect:

         WHEREAS, the Illinois Insurance Code was amended in June, 1963, to permit the establishment and maintenance of separate accounts and the allocation thereto of contributions paid to the Company pursuant to the agreements made in connection with a pension, retirement or profit-sharing plan and the allocation thereto of amounts paid to the Company under agreements reinsuring any such contracts of another insurer; and

         WHEREAS, competitive conditions in the marketing of pension, retirement or profit-sharing plans make it both desirable and to the best interests of the Company for the Company to be able to offer separate investment facilities for all or part of such pension, retirement or profit-sharing contributions or amounts paid to the Company under agreements reinsuring any such contracts of another insurer, without the customary guarantees by the Company of principal and interest, but with each participating contract in the separate account receiving actual investment results obtained on its share of the separate account;

         NOW, THEREFORE, BE IT RESOLVED: That the appropriate officers of the Company be and they are hereby authorized to establish and maintain one or more separate accounts to which may be allocated amounts paid to the Company under agreements made in connection with a pension, retirement or profit-sharing plan or under agreements reinsuring any such contracts of another insurer and in the event that more than one separate account is established said officers are authorized to set different investment policies for different separate accounts and are further authorized to make such reasonable rules and regulations as may be necessary or appropriate for the proper administration of such separate accounts in accordance with applicable law.


                                                  /s/ Mary A. Ribikawskis
                                                  ------------------------------
                                                  Assistant Secretary



Subscribed and sworn to before me this

 29th day of April , 1999.

/s/ Harriet B. Jackson
--------------------------------------------
         Notary Public